Exhibit (h.3.)

Other Material Contracts: Fee Waiver Agreement

  80 South Eighth Street, 3300 IDS Center, Minneapolis, MN 55402        ●        Phone: 612-332-3223, Fax: 612-342-2018        ●        www.sitinvcst.com

October 24, 2022

Sit Mutual Funds Boards of Directors

80 South 8th Street, Suite 3300

Minneapolis, MN 55402

RE:     Fee Waivers

Dear Board of Directors:

Pursuant to the Investment Management Agreements between Sit Investment Associates, Inc. (“SIA”) and Sit Mid Cap Growth Fund, Inc. dated November 1, 1996; Sit Large Cap Growth Fund, Inc. dated November 1, 1996; Sit Mutual Funds Inc., dated November 1, 1992; Sit Mutual Funds II, Inc. dated November 1, 1992; and Sit U.S. Government Securities Fund, Inc. dated November 1, 1992; and the Supervision and Administration Agreements between SIA and Sit Mutual Funds II, Inc. dated May 1, 2021 and Sit U.S. Government Securities Fund, Inc. dated January 1, 2020; as amended, (collectively the “Agreements”) each Fund is a unified fee investment company where SIA charges a single unified management fee and is responsible for paying all fund operating expenses. Under the Agreements, SIA is obligated to bear all of the Funds’ expenses, except for extraordinary expenses, interest, brokerage commissions and other transaction charges relating to the investing activities of the Funds.

SIA confirms our agreement to waive a portion of certain fees payable to SIA pursuant to the Agreements as set forth below.

Annual % of average daily net assets

Sit Mutual Fund	Investment Advisory Fee	Supervision and Administration Fee	Total Management Fee	Fee Waiver	Net Total Management Fee
Small Cap Growth Fund	1.50	n/a	1.50	n/a	1.50
Mid Cap Growth Fund, Inc.	1.25	n/a	1.25	n/a	1.25
Large Cap Growth Fund, Inc.	1.00	n/a	1.00	n/a	1.00
Balanced Fund	1.00	n/a	1.00	0.20	0.80
International Growth Fund	1.50	n/a	1.50	0.65	0.85
Developing Markets Growth Fund	2.00	n/a	2.00	1.05	0.95
Dividend Growth Fund Class S	1.00	n/a	1.00	0.30	0.70
Dividend Growth Fund Class I	1.00	n/a	1.00	0.30	0.70
Global Dividend Growth Fund Class S	1.25	n/a	1.25	0.25	1.00
Global Dividend Growth Fund Class I	1.25	n/a	1.25	0.25	1.00
Small Cap Dividend Growth Fund Class S	1.25	n/a	1.25	0.35	0.90
Small Cap Dividend Growth Fund Class I	1.25	n/a	1.25	0.35	0.90
ESG Growth Fund Class S	1.25	n/a	1.25	0.25	1.00
ESG Growth Fund Class I	1.25	n/a	1.25	0.25	1.00
U.S. Government Securities Fund Class S	0.20	0.60	0.80	n/a	0.80
U.S. Government Securities Fund Class Y	0.20	0.35	0.55	n/a	0.55
Minnesota Tax-Free Income Fund	0.20	0.60	0.80	n/a	0.80
Tax-Free Income Fund Class S	0.20	0.60	0.80	n/a	0.80
Tax-Free Income Fund Class Y	0.20	0.35	0.55	n/a	0.55
Quality Income Fund Class S	0.30	0.60	0.90	0.10	0.80
Quality Income Fund Class Y	0.30	0.35	0.65	0.10	0.55

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SIA will waive the fees set forth above through June 30, 2024 for all funds except Quality Income Fund, with the intent of extending the waiver on an annual basis thereafter. Until June 30, 2024, the fee waivers will not be changed without your approval.

SIA will waive the fees set forth above through March 31, 2025 for Quality Income Fund, with the intent of extending the waiver on an annual basis thereafter. Until March 31, 2025, the fee waiver will not be changed without your approval.

Sincerely,

/s/Roger J. Sit

Roger J. Sit

CEO, President and Global Chief Investment Officer

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